Exhibit 24

Joint Filer Information

Title of Security:	Common Stock

Issuer & Ticker Symbol:	NuPathe Inc. (“PATH”)

Designated Filer:	BVP GP, LLC

Other Joint Filers:	Battelle Ventures, L.P. Innovation Valley Partners, L.P. IVP GP, LLC

Addresses:	The address of each filer is: Suite 150, 100 Princeton South Corporate Center Ewing, New Jersey 08628

Signatures:

Dated:	February 13, 2013

Battelle Ventures, L.P. By: BVP GP, LLC, as General Partner By: /s/ Rakefet Kasdin Rakefet Kasdin Member

BVP GP, LLC By: /s/ Rakefet Kasdin Rakefet Kasdin Member

Innovation Valley Partners, L.P. By: IVP GP, LLC, as General Partner By: /s/ Rakefet Kasdin Rakefet Kasdin Member

IVP GP, LLC By: /s/ Rakefet Kasdin Rakefet Kasdin Member